Exhibit 99.1
661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (May 14, 2021)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months ended March 31, 2021 and 2020, based on U.S. generally accepted accounting principles, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended March 31,
	2021	2020
Gross premiums written	$18,834,000	$17,131,000
Net premiums written	$16,386,000	$15,331,000

Net premiums earned	$15,062,000	$14,955,000
Net investment income	804,000	964,000
Net investment gains (losses)	310,000	(990,000)
Other income	136,000	145,000
Total Revenues	16,312,000	15,074,000
Policyholder benefits and settlement expenses	9,303,000	10,583,000
Amortization of deferred policy acquisition costs	971,000	1,065,000
Commissions	2,136,000	2,075,000
General and administrative expenses	2,304,000	1,394,000
Taxes, licenses and fees	536,000	721,000
Interest expense	138,000	261,000
Total Benefits, Losses and Expenses	15,388,000	16,099,000
Income (Loss) Before Income Taxes	924,000	(1,025,000)
Income tax expense (benefit)	202,000	(165,000)
Net Income (Loss)	$722,000	$(860,000)
Income (Loss) Per Common Share	$0.29	$(0.34)
Reconciliation of Net Income (Loss) to non-GAAP Measurement
Net income (loss)	$722,000	$(860,000)
Income tax expense (benefit)	202,000	(165,000)
Investment (gains) losses, net	(310,000)	990,000
Pretax Income (Loss) From Operations	$614,000	$(35,000)
Management Commentary on Results of Operations

Summary:
For the three months ended March 31, 2021, the Company had net income of $722,000, $0.29 income per share, compared to a net loss of $860,000, $0.34 loss per share, for the three months ended March 31, 2020; a quarter over quarter improvement of $1,582,000. Pretax income from operations for the first quarter of 2021 totaled $614,000 compared to a pretax loss from operations of $35,000 in the first quarter of 2020. Results for the first quarter of 2021 were positively impacted by a $1,280,000 decrease in claims and was the primary reason for the $649,000 improvement in pretax income from operations in the first quarter of 2021, compared to the same period in 2020.

For the three months ended March 31, 2021, the Company had investment gains of $310,000 compared to an investment loss of $990,000 for the three months ended March 31, 2020. A primary reason for the increase in first quarter 2021 investment gains, compared to first quarter 2020 investment losses was realized gains on the sale of equity securities totaling $357,000 compared to realized losses on the sale of equity securities totaling $25,000 last year. In addition, an increase in market value of our equity investments held for sale totaled $3,000, in the first quarter of 2021, compared to a decline in market value of equity investments held for sale of $599,000, in the first quarter of 2020.

The Company ended the first quarter of 2021 with claims totaling $9,303,000 compared to $10,583,000 for the same period last year. The P&C segment was the primary source of the decrease with overall claims down $1,280,000 in first quarter 2021 compared to first quarter of 2020. The primary component of the decline was claims reported from weather related events which declined $833,000, in the first quarter of 2021, compared to the same period last year. In addition, reported fire losses were down $270,000 in the first quarter of 2021 compared to the first quarter of 2020.

Three-month period ended March 31, 2021 compared to three-month period ended March 31, 2020

Premium Revenue:
For the three months ended March 31, 2021, net premiums earned were up $107,000 at $15,062,000 compared to $14,955,000 during the same period last year. The increase in premium revenue was primarily driven by an increase in net earned premium, in the P&C segment, of $150,000 or 1.1%. The increase in P&C segment net earned premium was primarily attributable to a 5.5% increase in gross earned premium in our homeowners program coupled with a 5.4% increase in gross earned premium in our dwelling fire program. The increase in P&C segment gross earned premium was partially offset by a 36.3% increase in reinsurance premium ceded due to an increase in reinsurance costs related to our 2021 catastrophe reinsurance contract renewal. We are implementing rate increases across all of our property insurance offerings to offset the cost of this increase in catastrophe reinsurance.

Gross written premium increased significantly in the first quarter of 2021 compared to the same period last year. Gross written premium for the three months ended March 31, 2021 was $18,834,000 compared to $17,131,000 for the same period last year, an increase of 9.9%. The primary factor contributing to the increase in gross written premium is a re-underwriting project in our P&C subsidiary which began during the fourth quarter of 2020 for policy renewals beginning in January 2021. In order to mitigate the impact of an increase in average claim cost due to inflation associated with increasing cost of home repairs and construction materials, we are currently re-underwriting our book of P&C business. We are placing particular focus on adequacy of property valuations to better reflect an increase in our average claim cost due to increases in repair cost. Through this process of re-underwriting, we will work through substantially all of our annual policy renewals by December 31, 2021. The renewal rate on policies renewing in the first quarter of 2021 was 92.5%, which is in line with our five year average renewal rate. While our policy risk count as of March 31, 2021 is down approximately 3.7% compared to March 31, 2020, P&C segment gross written premium is up 11.2% for the three months ended March 31, 2021 compared to the same period last year reflecting a higher average premium per policy. With the current expanded re-underwriting process just taking effect with first quarter 2021 policy renewals, this increase in written premium is expected to lead to increased earned premium in subsequent quarters of 2021 as the project ramps up.

In addition to the re-underwriting project, we have implemented multiple rate increases to help offset the 29.4% increase in reinsurance costs we incurred with the 2021 renewal of our catastrophe reinsurance. We have focused on implementing rate increases in the states and programs most impacted by the increase in catastrophe reinsurance cost, primarily states with costal/hurricane exposure. With the rising costs of reinsurance taking effect on January 1, 2021, we have worked diligently to incorporate these increases into our rate filings as quickly as possible in 2021. We currently anticipate the completion and implementation of current year rate filings for most of our states and programs by mid-year 2021 with increases taking effect at each annual policy renewal over the subsequent twelve months of renewals in each program.

Investment Gains (Losses):
Investment gains, for the three months ended March 31, 2021, were $310,000 compared to investment losses of $990,000 for the same period last year. The primary reason for the investment gain, in the first quarter of 2021, was a gain on equity securities of $357,000 compared to a loss on equity securities of $25,000 for the same period last year. For the three months ended March 31, 2021, the market value of our equity investments increased $3,000 compared to a decrease in market value of equity investments of $599,000 for the same period last year. Partially offsetting the first quarter of 2021 investment gains was a decrease in value of COLI investments totaling $57,000 compared to a decrease of $251,000 for the same period last year. Investment losses in the first quarter of 2020 were also impacted by other-than-temporary impairments (OTTI) on investment securities of $238,000 while no OTTI was incurred for the three months ended March 31, 2021.

Net Income (Loss):
For the three months ended March 31, 2021, the Company had net income of $722,000, $0.29 income per share, compared to a net loss of $860,000, $0.34 loss per share, for the same period last year. The primary reasons for the first quarter 2021 net income, compared to the first quarter 2020 net loss, was a decrease in property and casualty insured losses coupled with an increase in P&C segment earned premium. The reduction in weather related claims in the P&C segment through March 31, 2021, compared to March 31, 2020, was the primary reason for the decline in claims. The increase in P&C subsidiary premium was primarily driven by the re-underwriting project and rate filing increases discussed previously.

Pretax Income (Loss) from Operations:
For the three months ended March 31, 2021, our pretax income from operations was $614,000 compared to a pretax loss from operations of $35,000 for the three months ended March 31, 2020; an increase of $649,000. As discussed above, a decrease in both weather related claim activity and fire losses in our P&C segment coupled with an increase in premium in our P&C segment were the primary reasons for the income from operations in the first quarter of 2021, compared to the same period last year.

P&C Segment Combined Ratio:
The P&C segment ended the first quarter of 2021 with a GAAP basis combined ratio of 95.8%. Reported catastrophe losses totaled $1,736,000 and added 12.6 percentage points to the combined ratio. In comparison, the P&C segment ended the first quarter of 2020 with a GAAP basis combined ratio of 107.6% with $2,252,000 in reported catastrophe losses increasing the combined ratio by 16.5 percentage points. Non-catastrophe wind and hail losses were down $317,000 for the three months ended March 31, 2021 compared to the same period in 2020. Reported non-catastrophe wind and hail losses, in the first quarter of 2021, totaled $1,293,000 and added 9.4 percentage points to the first quarter 2021 combined ratio. In comparison, non-catastrophe wind and hail losses reported in the first quarter of 2020 totaled $1,610,000 and added 11.8 percentage points to the first quarter 2020 combined ratio. In addition, reported fire losses were down $270,000 during the first quarter of 2021 compared to the first quarter of 2020. Reported fire losses totaled $3,270,000, for the three months ended March 31, 2021, and added 23.7 percentage points to the 2021 combined ratio. In comparison, in the first quarter of 2020, reported fire losses totaled $3,540,000 and added 25.9 percentage points to the 2020 combined ratio.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	March 31, 2021	December 31, 2020
	(UNAUDITED)
Invested Assets	$104,805,000	$99,150,000
Cash	$17,242,000	$19,887,000
Total Assets	$151,575,000	$150,540,000
Policy Liabilities	$84,104,000	$82,869,000
Total Debt	$13,680,000	$13,677,000
Accumulated Other Comprehensive Income	$2,439,000	$3,585,000
Shareholders' Equity	$44,790,000	$45,366,000
Book Value Per Share	$17.70	$17.93
Invested Assets:
Invested assets at March 31, 2021 were $104,805,000 compared to $99,150,000 at December 31, 2020; an increase of 5.7%. The increase in invested assets was primarily due to an increase in new investments of positive cash flow from operations and partial re-investment of December 31, 2020 available cash. This was offset by a decline, primarily in market value of available-for-sale fixed maturity investments, of $2,069,000. This decline in market value of fixed maturity investments was primarily driven by an increase in intermediate and long-term market interest rates during the quarter.

Cash:
The Company, primarily through its insurance subsidiaries, had $17,242,000 in cash and cash equivalents at March 31, 2021, compared to $19,887,000 at December 31, 2020. Cash decreased $2,645,000 in the first quarter of 2021 primarily due to the purchase of available-for-sale fixed maturity securities in our P&C subsidiary investment portfolio.

Total Assets:
Total assets at March 31, 2021 were $151,575,000 compared to $150,540,000 at December 31, 2020. Positive cash flow from insurance operations contributed to an increase in purchases of fixed maturity securities. Due to an increase in market interest rates, fixed maturity investments classified as available-for-sale decreased in market value, partially offsetting the increase in new investments in the first quarter of 2021.

Policy Liabilities:
Policy related liabilities were $84,104,000 at March 31, 2021, compared to $82,869,000 at December 31, 2020; an increase of $1,235,000 or 1.5%. The primary reason for the increase in policy liabilities was a $1,995,000 increase in P&C segment unearned premium, in the first quarter of 2021, compared to 2020. The increase in unearned premium was primarily driven by an 11.2% quarter over quarter increase in P&C segment gross written premium in the first quarter of 2021. This increase in gross written premium was primarily due to the impact of increased average policy premium as we began re-underwriting our P&C in-force policies starting with January 1, 2021 renewals.

Debt Outstanding:
Total debt was comparable at March 31, 2021 at $13,680,000 compared to $13,677,000 at December 31, 2020. Our debt is held at the holding company level.

Shareholders' Equity:
Shareholders' equity as of March 31, 2021 was $44,790,000, down $576,000, compared to December 31, 2020 Shareholders' equity of $45,366,000. Book value per share was $17.70 at March 31, 2021, compared to $17.93 per share at December 31, 2020; a decline of 1.3% or $0.23 per share. The primary factors contributing to the decrease in both book value per share and Shareholders' equity were a decrease in accumulated other comprehensive income of $1,146,000 and shareholder dividends paid of $152,000. Partially offsetting these decreases was net income of $722,000.

About The National Security Group, Inc.:
The National Security Group, Inc. (NASDAQ:NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.

Information about forward-looking statements
Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, technological changes, political and legal contingencies and general economic conditions, as well as other risks and uncertainties more completely described in the Company’s filings with the Securities and Exchange Commission. If any of these assumptions or opinions proves incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects and may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements.

Significant uncertainties still remain regarding the ultimate impacts of the COVID-19 pandemic on future premium revenue, losses, claims settlement costs and investment results. These uncertainties could have a material adverse impact on our net income and results of operations. Additional information and disclosures related to risk factors are discussed in our 2020 Annual Report on Form 10-K as well as our latest Form 10-Q and should be read in conjunction with this Form 8-K.